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Exhibit 8.1

May 7, 2004

Grupo TMM, S. A.
Av. de la Cúspide No. 4755
Col. Parques del Pedregal
14010 México, D. F.

    Re:
    Grupo TMM, S. A. Registration on
    Form F-4 (No. 333-112242).

Ladies and Gentlemen:

        We make reference to the above mentioned subject with respect to which we offer the following opinion.

I. BACKGROUND

        1.     We have acted as special Mexican Tax Counsel to Grupo TMM, S.A., a sociedad anónima organized under the laws of Mexico (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission"), of the registration statement (File No. 333-112242) on Form F-4 (the "Registration Statement") relating to the proposed offers to exchange (the "Exchange Offers") up to $376,875,000 aggregate principal amount of the Company's outstanding 9 1/2% Notes due 2003 and 10 1/4% Notes due 2006 for senior notes due 2007 (the "New Notes") to be issued under an indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as trustee (the "Trustee").

        2.     In connection with this opinion, we have examined Amendment No. 1 to the Registration Statement on Form F-4, as filed with the Commission on March 17, 2007 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement").

        3.     Our opinions set forth below are limited to the laws of Mexico.

II. INQUIRY

        We understand that your specific inquiry is to determine the applicable withholding rate in the event that the Company redeems the New Notes at 100% of the principal amount, together with any accrued and unpaid interest, in the event that the Mexican withholding tax rate on payments of interest in respect of the New Notes is increased to a rate in excess of 4.9%.

III. OPINION

        Based upon the foregoing, we are of the opinion that:

        1.     The Registration Statement, as set forth under the heading "Description of the New Notes—Optional Tax Redemption", provides that the Company may redeem the New Notes at any time at 100% of the principal amount, together with any accrued and unpaid interest, if the Mexican withholding tax rate on payments of interest in respect of the New Notes is increased to a rate in excess of 4.9% (hereinafter "Optional Tax Redemption.")

1

        2.     A Mexican withholding tax of 4.9% will apply to Foreign Holders (as defined in the Registration Statement) in any of the following scenarios, subject to the conditions set forth in each case:

          a)    Pursuant to Article 195, Section II, paragraph (a) of the Mexican Income Tax Law ("ITL"), payments of interest to Foreign Holders will be subject to Mexican withholding tax at a rate of 4.9%, if, the following requirements are met:

  (i)
  The New Notes are registered at the Special Section of the Registro Nacional de Valores ("National Registry of Securities") and evidence of such registration is filed with the Secretaría de Hacienda y Crédito Público (the "Ministry of Finance and Public Credit");

  (ii)
  The New Notes are placed outside of Mexico through banks or brokerage houses in a country with which Mexico has in force a treaty for the avoidance of double taxation; and

  (iii)
  The Company duly complies with the information requirements established in the general rules issued by the Ministry of Finance and Public Credit for those purposes1.

As of the date of this opinion, the Ministry of Finance and Public Credit has not issued a specific general rule establishing the information requirements mentioned above; however, the Ministry of Finance and Public Credit has taken the position that Rule 3.23.8 is applicable to Article 195, Section II, paragraph (a) of the ITL. Such Rule 3.23.8 published by the Ministry of Finance and Public Credit on April 30, 2004, and in force through March 31, 2005, requires the Company to file with the Ministry of Finance and Public Credit (1) certain information relating to the issuance of the New Notes; and (2) confirmation that neither (A) shareholders of Grupo TMM that own, directly or indirectly, individually or jointly with related parties, more than 10.0% of the Company's voting stock nor (B) entities 20.0% or more of whose stock is owned directly or indirectly, individually or jointly, by parties related to the Company, are, directly or indirectly, individually or jointly, the effective beneficiary of more than 5.0% of the aggregate amount of such interest payment. It is expected that this rule will be extended or that a substantially similar successor of such rule will be published; however, we cannot assure that this will happen.

        We have obtained a representation from the Company, to the effect that it expects to comply with the requirements set forth above in (i) to (iii); therefore, it is expected that the 4.9% withholding tax rate will apply.

          b)    If the Ministry of Finance and Public Credit takes the position that Rule 3.23.8 (or its successor) is not applicable to Article 195, Section II, paragraph (a) of the ITL, does not extend the term of Rule 3.23.8 or does not issue a specific general rule establishing the information requirements mentioned above, there are strong legal arguments to support the position that the 4.9% withholding tax rate will apply if the requirements described in 2, a), (i) and (ii) are duly complied with.

        Based on the above and on the representations of the Company that it expects to comply with such requirements, the 4.9% withholding tax rate shall apply.

          c)     Under Article 195, Section II, paragraph (a) of the ITL, if the requirements referred to above in 2, a), are not met, the Mexican withholding tax will be 10.0%.

        Notwithstanding the above, a 4.9% withholding tax rate provided in the Convention between the Government of the United States of America and the Government of the United Mexican States for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the "Treaty") will apply if the following requirements are met:

  (i)
  The foreign holders are residents of the United States of America as defined in the Treaty;

  (ii)
  The foreign holders provide evidence of their tax residency in the United States of America by delivering a certificate of residence issued by the Internal Revenue Service or the income tax return of the previous tax year; and,

  (iii)
  The New Notes are regularly and substantially traded in a recognized securities market.

          d)    In accordance with the ITL, the 33.0% withholding tax rate will apply in 2004 (32% in 2005), if the effective beneficiaries, directly or indirectly, individually or jointly with related parties, receive more than 5.0% of the interest paid on the New Notes and (i) own directly or indirectly, individually or jointly with related parties, more than 10.0% of the voting stock of the Company or (ii) are entities 20.0% or more of whose stock is owned directly or indirectly, individually or jointly, by parties related to the Company.

        Nevertheless, the 4.9% withholding tax rate of the Treaty will apply, provided that the requirements set forth above in c) are met.

        3.     As of the date of this opinion, we are not aware that the Mexican Congress is discussing the enactment of a new law or amendments to the ITL that could result in an increase of such rate; nevertheless, we cannot assure that in the future a new law will not be enacted or the Income Tax Law will not be amended.

        Similarly, no amendments to the relevant provisions of the Treaty are expected.

        Should you require any additional clarification concerning the above please do not hesitate to contact us.

Very truly yours,

/s/ ORTIZ, SAINZ Y ERREGUERENA, S.C. Ortiz, Sainz y Erreguerena, S.C. by Jorge Sainz A. Partner

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  Exhibit 8.1